COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS HIGH YIELD SECURITIES FUND AND THE
MERRILL LYNCH HIGH YIELD MASTER II INDEX

EXHIBIT A:

                   MERRILL LYNCH          DREYFUS
                    HIGH YIELD           HIGH YIELD
    PERIOD           MASTER II           SECURITIES
                      INDEX *               FUND

   3/25/96                  10,000              10,000
   4/30/96                  10,014              10,080
   7/31/96                  10,193              10,823
   10/31/96                 10,651              11,522
   1/31/97                  11,038              12,465
   4/30/97                  11,195              12,085
   7/31/97                  11,915              13,289
   10/31/97                 12,177              13,956


* Source: Merrill Lynch, Pierce, Fenner and Smith Inc.